FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-65886
PRICING SUPPLEMENT NO. 11
DATED AUGUST 22, 2002 TO
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                    AMERICAN GENERAL FINANCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES G
                                (FIXED RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $500,000,000                    Original Issue Date: August 27, 2002
Agent's Discount or Commission: $2,000,000        Stated Maturity: September 1, 2009
Net Proceeds to Issuer: $494,400,000              Interest Rate: 5.375%
Form: [ x ] Book-Entry   [   ] Certificated       CUSIP No.: 02635PRS4

     The notes are being placed through or purchased by the Agents listed below:

     Banc of America Securities LLC         $125,000,000     Capacity:   [ x ] Agent    [   ] Principal
     Banc One Capital Markets, Inc.         $125,000,000     Capacity:   [ x ] Agent    [   ] Principal
     Salomon Smith Barney Inc.              $125,000,000     Capacity:   [ x ] Agent    [   ] Principal
     ABN AMRO Incorporated                  $ 25,000,000     Capacity:   [ x ] Agent    [   ] Principal
     BNP Paribas Securities Corp.           $ 25,000,000     Capacity:   [ x ] Agent    [   ] Principal
     Deutsche Bank Securities Inc.          $ 25,000,000     Capacity:   [ x ] Agent    [   ] Principal
     Fleet Securities, Inc.                 $ 25,000,000     Capacity:   [ x ] Agent    [   ] Principal
     Mizuho International plc               $ 25,000,000     Capacity:   [ x ] Agent    [   ] Principal

If as Agent: The notes are being offered at a fixed initial public offering price of 99.28% of principal amount.

If as Principal:    [  ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.

                    [  ] The notes are being offered at a fixed initial public offering price of ____% of principal amount.


Interest Payment Date(s): March 1 and September 1, commencing March 1, 2003

Redemption Provisions:
[ x ]     The notes cannot be redeemed prior to the Stated Maturity.
[   ]     The notes may be redeemed prior to the Stated Maturity.
          Initial Redemption Date:
          Initial Redemption Percentage:   ___%
          Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ]     The notes cannot be repaid prior to the Stated Maturity.
[   ]     The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
          Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $2,492,000,000 aggregate principal amount of offers to purchase notes.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.